Exhibit 99.1

TG Therapeutics, Inc. Announces Second Quarter 2015 Financial Results and Business Update

Investor Conference Call to be Held Today, Monday, August 10, 2015 at 8:30am EDT

New York, NY, (August 10, 2015) – TG Therapeutics, Inc. (NASDAQ:TGTX) today announced its financial results for the second quarter ended June 30, 2015 and recent company developments.

Michael S. Weiss, the Company's Executive Chairman and Interim Chief Executive Officer, stated, "The second quarter was a busy and exciting time for the Company, as the data presentations made during the quarter continue to reinforce our belief that the safety and efficacy profiles of TG-1101 and TGR-1202, alone or in combination together in our “1303” regimen, allow for safe and efficacious multiple drug regimens, which we firmly believe is the future of patient care in the treatment of B-cell malignancies. We remain focused on commencing additional combination registration trials in the coming months, and aggressively recruiting into our ongoing GENUINE Phase 3 clinical trial.” Mr. Weiss continued, “From a financial perspective, with cash on hand of more than $125 million on a pro forma basis, we are well positioned to execute on our goals and bring the Company to substantial value creating milestones.”

Recent Developments and Highlights

•	Clinical data on the combination of TG-1101 and TGR-1202 was presented at the 51st American Society of Clinical Oncology (ASCO) Annual Meeting held in Chicago, Illinois, as well as in poster presentations at the European Hematology Association (EHA) Annual Meeting held in Vienna, Austria and the International Congress on Malignant Lymphoma (ICML), held in Lugano, Switzerland

•	Single agent clinical data for TGR-1202 was presented at the ASCO Annual Meeting, as well as in oral presentations at the EHA and Lugano ICML meetings

•	Clinical data on the triple combination of TG-1101, TGR-1202, and ibrutinib was presented in an oral presentation at the ASCO Annual Meeting, and in an oral presentation at the Lugano ICML meeting

•	Updated results from a Phase 2 clinical trial of TG-1101 in combination with ibrutinib in relapsed/refractory Chronic Lymphocytic Leukemia (CLL) was presented in an oral presentation at the Lugano ICML meeting

•	Presently have over 120 sites open for the Company’s GENUINE Phase 3 Clinical Trial of TG-1101 in combination with ibrutinib in patients with High-Risk Chronic Lymphocytic Leukemia

Reaffirming 2015 Milestones

•	Continue to aggressively recruit into the GENUINE Phase 3 Clinical Trial of TG-1101 in combination with ibrutinib

•	Commence additional combination Phase 3 clinical trials, particularly for the Company's proprietary “1303” combination of TG-1101 plus TGR-1202 in patients with Chronic Lymphocytic Leukemia (CLL) and non-Hodgkin's Lymphoma (NHL)

•	Launch new triple therapy combination trials in addition to the currently enrolling Phase 1/2 trial of TG-1101 plus TGR-1202 plus ibrutinib

•	Continue to push forward our preclinical development programs, including the IRAK4, anti-PD-L1, and anti-GITR programs, as well as opportunistically seek to identify drug candidates with complimentary mechanisms of action

•	Commence clinical development program for the treatment of autoimmune diseases

•	Present updated data on Phase 1 and 2 clinical trials at the American Society of Hematology Annual Meeting, in December 2015, held in Orlando, Florida

Financial Results for the Second Quarter 2015

At June 30, 2015 the Company had cash, cash equivalents, investment securities, and interest receivable of $110.6 million, which includes approximately $51.2 million of net proceeds from the utilization of the Company's at-the-market ("ATM") sales facility during the year (approximately $42 million of which was previously disclosed in connection with our last quarterly update), as compared to December 31, 2014 when we had $78.9 million.

Pro-forma cash, cash equivalents, investment securities, and interest receivable as of June 30, 2015 are approximately $126.4 million, including $15.8 million of net proceeds from the utilization of the ATM sales facility during the third quarter of 2015.

Our consolidated net loss for the second quarter ended June 30, 2015, excluding non-cash items, was approximately $10.9 million, which included approximately $4.8 million of manufacturing and CMC expenses in preparation for Phase 3 clinical trials and commercialization. The consolidated net loss for the second quarter ended June 30, 2015, inclusive of non-cash items, was $17.1 million, or $0.38 per diluted share, compared to a consolidated net loss of $12.0 during the comparable quarter in 2014, representing an increase in consolidated net loss of $5.1 million. The increase in consolidated net loss during the second quarter ended June 30, 2015 was primarily the result of other research and development expenses for TG-1101 and TGR-1202 increasing approximately $5.8 million and $1.3 million, respectively, over the comparable period in 2014. The increase in other research and development expenses related to TG-1101 was primarily the result of increased manufacturing and clinical trial expenses related to ongoing and planned future Phase 3 registration programs. These increases were partially offset by the $1.2 million of non-cash stock expense recorded in conjunction with the license to the IRAK4 inhibitors program during the quarter ended June 30, 2014 and a decrease of $1.5 million in non-cash compensation expense related to equity incentive grants over the comparable period in 2014.

Our consolidated net loss for the six months ended June 30, 2015, excluding non-cash items, was approximately $20.1 million, which included approximately $9.1 million of manufacturing and CMC expenses in preparation for Phase 3 clinical trials and commercialization. The consolidated net loss for the six months ended June 30, 2015, inclusive of non-cash items, was $31.7 million, or $0.73 per diluted share, compared to a consolidated net loss of $19.5 million during the comparable period in 2014, representing an increase in consolidated net loss of $12.2 million. The increase in consolidated net loss during the six months ended June 30, 2015 was primarily the result of other research and development expenses for TG-1101 and TGR-1202 increasing approximately $9.8 million and $2.5 million, respectively, over the comparable period in 2014. The increase in other research and development expenses related to TG-1101 was primarily the result of increased manufacturing and clinical trial expenses related to ongoing and planned future Phase 3 registration programs.

Conference Call Information

The Company will host an investor conference call today, August 10, 2015, at 8:30am EDT, to discuss the Company’s second quarter 2015 financial results and provide a business outlook for the remainder of 2015.

In order to participate in the conference call, please call 1-877-407-8029 (U.S.), 1-201-689-8029 (outside the U.S.), Conference Title: TG Therapeutics Second Quarter 2015 Earnings Call. A live webcast of this presentation will be available on the Events page, located within the Investors & Media section, of the Company's website at www.tgtherapeutics.com. An audio recording of the conference call will also be available for replay at www.tgtherapeutics.com, for a period of 30 days after the call.

ABOUT TG THERAPEUTICS, INC.

TG Therapeutics is a biopharmaceutical company focused on the acquisition, development and commercialization of novel treatments for B-cell malignancies and autoimmune diseases. Currently, the company is developing two therapies targeting hematological malignancies. TG-1101 (ublituximab) is a novel, glycoengineered monoclonal antibody that targets a specific and unique epitope on the CD20 antigen found on mature B-lymphocytes. TG Therapeutics is also developing TGR-1202, an orally available PI3K delta inhibitor. The delta isoform of PI3K is strongly expressed in cells of hematopoietic origin and is believed to be important in the proliferation and survival of B-lymphocytes. Both TG-1101 and TGR-1202 are in clinical development for patients with hematologic malignancies. The Company also has pre-clinical programs to develop IRAK4 inhibitors, and anti-PD-L1 and anti-GITR antibodies. TG Therapeutics is headquartered in New York City.

Cautionary Statement

Some of the statements included in this press release, particularly those with respect to anticipating future clinical trials, the timing of commencing or completing such trials and business prospects for TG-1101, TGR-1202, the IRAK4 inhibitor program, and the anti-PD-L1 and anti-GITR antibodies may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: our ability to successfully and cost-effectively complete pre-clinical and clinical trials for TG-1101, TGR-1202, the IRAK4 inhibitor program and the anti-PD-L1 and anti-GITR antibodies; the risk that early pre-clinical and clinical results that supported our decision to move forward with TG-1101, TGR-1202, the IRAK4 inhibitor program and the anti-PD-L1 and anti-GITR antibodies will not be reproduced in additional patients or in future studies; the risk that trends observed which underlie certain assumptions of future performance of TGR-1202 will not continue, the risk that TGR-1202 will not produce satisfactory safety and efficacy results to warrant further development following the completion of the current Phase 1 study; the risk that the data (both safety and efficacy) from future clinical trials will not coincide with the data produced from prior pre-clinical and clinical trials; the risk that trials will take longer to enroll than expected; our ability to achieve the milestones we project over the next year; our ability to manage our cash in line with our projections, and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at www.tgtherapeutics.com. The information found on our website is not incorporated by reference into this press release and is included for reference purposes only.

TGTX - G

CONTACT:

Jenna Bosco

Director- Investor Relations

TG Therapeutics, Inc.

Telephone: 212.554.4351

Email: ir@tgtxinc.com

TG Therapeutics, Inc.

Selected Consolidated Financial Data

Statements of Operations Information (Unaudited):

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014

License revenue	$38,095	$38,095	$76,190	$76,190

Costs and expenses:
Research and development:
Noncash stock expense associated with in-licensing agreement	--	1,211,250	--	1,211,250
Noncash compensation	1,359,446	3,300,111	2,697,354	5,201,721
Other research and development	9,902,214	2,336,771	18,181,645	4,845,029
Total research and development	11,261,660	6,848,132	20,878,999	11,258,000

General and administrative:
Noncash compensation	4,883,540	4,438,735	8,902,660	6,768,563
Other general and administrative	1,004,475	706,725	2,008,962	1,610,249
Total general and administrative	5,888,015	5,145,460	10,911,622	8,378,812

Total costs and expenses	17,149,675	11,993,592	31,790,621	19,636,812

Operating loss	(17,111,580)	(11,955,497)	(31,714,431)	(19,560,622)

Other (income) expense:
Interest income	(31,551)	(12,727)	(53,683)	(26,201)
Other income	--	--	--	(95,427)
Interest expense	246,526	234,787	484,183	461,127
Change in fair value of notes payable	(223,372)	(191,127)	(464,013)	(366,442)
Total other (income) expense	(8,397)	30,933	(33,513)	(26,943)

Consolidated net loss	$(17,103,183)	$(11,986,430)	$(31,680,918)	$(19,533,679)

Basic and diluted net loss per common share	$(0.38)	$(0.36)	$(0.73)	$(0.62)

Weighted average shares used in computing basic and diluted net loss per common share	45,320,637	32,985,130	43,216,385	31,546,060

Condensed Balance Sheet Information:

	June 30, 2015	December 31, 2014*
	(unaudited)
Cash, cash equivalents, investment securities and interest receivable	$110,567,649	$78,861,334
Total assets	123,605,281	86,746,890
Accumulated deficit	(126,866,198)	(95,185,280)
Total equity	112,949,732	80,101,884

* Condensed from audited financial statements.